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                                                                   EXHIBIT 10.2

                              TECH DATA CORPORATION

                       VOLUME PURCHASE AGREEMENT (TDElect)

This Agreement (the "Agreement") is between:

I. Tech Data Corporation, a Florida corporation, 5350 Tech Data Drive, Clearwater, FL 33760 ("Tech Data"); and

II. Emtec, a New Jersey corporation, 817 East Gate, Mt. Laurel, NJ 08054 ("Reseller").

Tech Data, a national distributor of microcomputers and related hardware and software, has established a national network of customers with varying product purchase requirements. In order to satisfy the requirements of volume purchasers, Tech Data has initiated the TDElect Program set forth in this Agreement. Reseller has demonstrated ability and desire to purchase products from Tech Data in sufficient volume to qualify for the TDElect Program.

1. Term and Termination

The term of this Agreement begins on the date of last signature below and continues for 1 year. At the end of 1 year the Agreement will automatically renew for a single 90 day term, unless either party gives 30 days prior written notice of its intent not to renew. Either party may terminate this Agreement at any time, without cause, by giving the other party at least 30 days prior written notice.

2. Pricing and Payment

Reseller's purchases are subject to this Agreement and Tech Data's Terms and Conditions of Sale stated in Tech Data's Reseller Catalog and on the back of every Tech Data invoice (the "Terms and Conditions"). Pricing in Exhibit A is based on Reseller's annual volume commitment. Pricing may be adjusted based on Tech Data's review of Reseller's quarterly purchases and returns. Tech Data reserves the right to, from time to time and at its discretion, change prices or the basis for calculating them.

Category A or B Product purchases must be prepaid or floorplanned. Reseller may use Tech Data approved floorplan financing options. Tech Data has the right to decline credit, require prepayment, and from time to time, without notice, change or revoke Reseller's credit limit due to changes in Tech Data's credit policies, or Reseller's financial condition or payment record.

Additional terms contained in Attachment 1.

3. Price Protection and Marketing Programs

Upon Reseller's request, Tech Data will administer price protection and marketing program funding claims, as a pass through from manufacturers/ publishers, of Reseller.

4. Electronic Ordering and Minimum Orders

At Tech Data's request, Reseller will order Products via Tech Data Online or other Tech Data specified electronic ordering system. Reseller will consolidate its orders to a minimum of $5000 per order.









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5. Use of Products

All products delivered to Reseller are for resale only and cannot be used for the internal business purposes of Reseller or any parent company, subsidiary, or affiliate of Reseller.

6. Returns

a. All returns must have the prior approval of Tech Data;

b. All returns, other than Dead on Arrival (DOA)/Defective, must be in new, unopened, and resalable boxes;

c. Credits for returns may only be used against future purchases by Reseller;

d. Reseller pays all shipping costs and bears all risks of loss. Returns shall be shipped FOB Tech Data's returns warehouse;

e. Total credit for all returns in any Tech Data fiscal quarter shall not exceed 5% of total purchase price of all products purchased and paid for by Reseller during the prior fiscal quarter;

f. Stock Balancing - returns may be made up to 150 days after invoice date for a credit equal to the lower of the invoice price or Tech Data's current selling price. Tech Data reserves the right to refuse returns it: (i) restricted by the manufacturer; or (ii) products are no longer in production or are being produced or published by a manufacturer that is insolvent or has declared bankruptcy.

g. DOA/Defective - returns may be made up to 60 days after invoice date for replacement or credit. Tech Data reserves the right to require returns be made directly to the product's manufacturer for processing under the manufacturer's DOA/Defective returns policy.

Additional terms contained in Attachment 1.

7. Confidentiality

Reseller must keep confidential this Agreement, product pricing, Tech Data's business methods and systems, and any other confidential information provided to Reseller which has been marked confidential or which Reseller has been advised is confidential ("confidential information"). Reseller agrees it will not disclose confidential information to anyone who does not require it to operate Reseller's business. In the event of a breach or threatened breach of this section, Tech Data is entitled to seek injunctive relief in order to prevent or restrain any such breach, in addition to other rights, remedies, and damages. Any breach of this section is grounds for immediate termination of this Agreement by Tech Data.

8. Entire Agreement

This Agreement and the Terms and Conditions constitute the entire and exclusive agreement of the parties and supersedes all prior offers, negotiations, understandings and agreements. Unless Reseller and Tech Data have executed a written agreement specifically superseding this Agreement, it is expressly agreed that no prior or contemporaneous agreement contradicts, modifies, supplements or explains this Agreement. Any modifications of this Agreement must be in writing and executed by the parties.


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TECH DATA CORPORATION                   EMTEC

By: /s/ Shawn Hughes                    By: /s/ Dick Landon
    -------------------------------         ------------------------------
    Shawn Hughes                            Dick Landon
    Vice President of Sales                 President, Strategic Relations
    Planning & Development

             1/23/98                                  1/28/98
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             (Date)                                   (Date)



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